                                                                     Exhibit 4.3

              BUYER NON-VOTING EXCHANGEABLE SHARE OPTION AGREEMENT
              ----------------------------------------------------

     THIS AGREEMENT made as of the 24th day of August, 2000.

B E T W E E N:

     SONIC FOUNDRY (NOVA SCOTIA), INC., a corporation incorporated under the laws of the Province of Nova Scotia,

     (hereinafter referred to as the "Optionor")

                                                               OF THE FIRST PART

                                    - and -

     DAN McLELLAN, of the Town of Aurora, in the Province of Ontario,

     (hereinafter referred to as the "Optionee")

                                                              OF THE SECOND PART

                                    - and -

     SONIC FOUNDRY INC., a corporation existing under the laws of the State of Maryland,

     (hereinafter referred to as the "Parent")

                                                               OF THE THIRD PART


          WHEREAS the Optionor has directly and indirectly acquired all of the issued and outstanding shares of International Image Services Inc. ("International Image") pursuant to an agreement of purchase and sale among the Optionor, the Optionee, the Parent and others dated as of June 1, 2000 (the "Purchase Agreement");

          AND WHEREAS the Optionor and the Optionee wish to record the basis upon which the Optionor has agreed to issue the Option to acquire the Optioned Shares to the Optionee in conjunction with the Optionee's ongoing employment with International Image and the purchase and sale transactions arising under the Purchase Agreement;

          AND WHEREAS the Parent and the Optionor have entered into a support agreement dated as of August 24, 2000 (the "Support Agreement");

          AND WHEREAS the Parent, the Optionor, the Optionee and others have entered into a stock registration rights agreement dated as of August ______, 2000 (the "Stock Registration Rights Agreement");

          THIS AGREEMENT WITNESSES that in consideration of the sum of Ten Dollars ($10.00) of lawful money of Canada, the Optionee's ongoing employment with International Image and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Optionor and the Parent), it is agreed by and between the parties hereto as follows:

1. In this Agreement the term "Share" or "Shares" shall mean, as the case may be, one or more non-voting exchangeable shares in the capital of the Optionor as constituted at the date of this Agreement, the rights, privileges, conditions and restrictions attached to which are set forth in Schedule "A" annexed hereto (the "Share Conditions") and "SOFO Common Shares" shall mean the common shares of the Parent as constituted on the date hereof. Terms not otherwise defined herein shall have the meanings ascribed thereto in the Share Conditions.

2. The Optionor hereby gives and grants to the Optionee, subject to the terms and conditions hereinafter set out, an irrevocable option (the "Option") to purchase all or any part of 48,510 Shares in the capital of the Optionor (the "Optioned Shares"), for an aggregate price of One Hundred Dollars Canadian (CDN$100.00) (the "Option Price").

3. The following provisions shall apply with respect to the exercise of the Option and the resulting rights and obligations of the Optionee, the Optionor and the Parent in respect of the Optioned Shares:

     (a) the Option may be exercised by the Optionee at any time or from time to time during the period from the date hereof up to but not after the earliest of the following dates (the "Expiry Date"):

          (i)   July 1, 2005; or

          (ii) the 90th day following the termination of the Optionee's employment with the Optionor, the Parent or any Affiliate of the Optionor, including without limitation, International Image for any reason whatsoever, including death, unless such termination shall occur on or prior to October 3, 2000, in which case the Option may be exercised on or before January 1, 2001;

          (iii) thirty (30) days before the effective date of the liquidation, dissolution or winding-up of either the Optionor or the Parent; or

          (iv) the date on which the Optionee would be required to exercise the Option pursuant to Section 2.7 of the Support Agreement.

     (b) the Optionee shall have the right to exercise the Option at any time or from time to time prior to the Expiry Date with respect to all or any part of the Optioned Shares. The Optionee shall provide written notice to the Optionor of the exercise of the Option (an "Exercise"), in whole or in part, accompanied by an executed counterpart of the Share Exchange Agreement and payment by the Optionee to the Optionor of the Option Price in respect of so many of the Optioned Shares as the Optionee shall state in such notice. Any such Exercise shall be an exercise pro tanto of the Option and upon any such Exercise, the Optionor shall thereafter deliver to the Optionee a certificate or certificates registered in the name of the Optionee representing in the aggregate such number of the Optioned Shares as the Optionee shall have then paid for;

     (c) the Option shall expire and terminate as to such of the Optioned Shares in respect of which the Option has not been exercised on or before the Expiry Date;

     (d) upon exercise of the Option the Optioned Shares shall be issued to, and at all times held by the Optionee, subject to and in accordance with the terms and provisions of the Share Exchange Agreement and the Stock Registration Rights Agreement.

4. Prior to the Expiry Date and regardless of whether the Optionee has exercised the Option in whole or in part, the Optionor and the Parent hereby agree to give notice to the Optionee of any of the following occurrences (and such notice may be provided by either the Optionor or the Parent in satisfaction of the obligations of both of them hereunder):

     (a) any exercise by a holder of non-voting exchangeable shares of the Optionor (the "Holder") of the Exchange Right available to such Holder under the Share Exchange Agreement;

     (b) the giving by or on behalf of the Parent of notice to the Holders of a SOFO Liquidation Event pursuant to Section 2.2 of the Share Exchange Agreement;

     (c) the giving by or on behalf of the Parent of notice under Section 3.1(b) of the Share Exchange Agreement of the Parent's intention to exercise the Liquidation Call Right;

     (d)  the giving by the Parent and the Optionor of any notice pursuant to
          Section 4.4 of the Share Exchange Agreement;

     (e)  the giving by the Parent to the Holders of any notice pursuant to
          Section 5.3 of the Share Exchange Agreement;

     (f) the giving of notice by the Optionor to the Parent that the Optionor determines by resolution to redeem any Shares pursuant to Section 6.1 of the Share Conditions;

     (g) any proposal to make a SOFO Offer pursuant to subsection 2.6(a)(iv) of the Support Agreement;

     (h)  any Offer made to the Parent or its shareholders, as contemplated in
          Section 2.7 of the Support Agreement;

     (i)  the giving by the Optionor of notice to the Holders pursuant to
          Section 3.6 of the Support Agreement;

     (j) the registration of the SOFO Common Shares pursuant to Section 1.2 of the Stock Registration Rights Agreement; and

     (k) the giving of any notice by the Parent pursuant to paragraphs 1.3(a)(i)(A) and 1.3(b)(i)(A) of the Stock Registration Rights Agreement.

5. Other than as expressly provided herein, the Optionor shall not have any rights as a holder of Shares unless and until the Option is exercised, in whole or in part, and then only to the extent of the number of Shares held by the Optionor at the relevant time.

6. In the event of the occurrence of any issuance or distribution as set forth in paragraphs 2.6(a)(i), (ii) and (iii) of the Support Agreement, the Optionor shall deliver at the time of any Exercise thereafter, in addition to the number of Shares that the Optionee would have been entitled to receive on such Exercise if such issuance or distribution would not have occurred, such number of rights, options, securities or evidences of indebtedness as would have been payable to the Optionor on the Shares that would have been issuable on the Exercise if they had been outstanding at the time of the issuance or distribution. For greater certainty, the Optionee shall not be entitled to participate in a SOFO Offer nor receive any additional Shares or other consideration upon on a subsequent Exercise unless the Optionee exercises the Option, in whole or in part, and participates in or tenders the Optioned Shares received on such Exercise to the SOFO Offer.

7. In the event of any subdivision, consolidation, reclassification or other change (collectively, a "Change") in the capital of the Optionor, the Optionor shall deliver, upon any Exercise thereafter, such number of Shares or other securities as would have been delivered to the Optionee as a result of such Change if the Option had been exercised prior to the date of any such Change. In the event of any Change in the capital of the Parent which is not reflected in the capital of the Optionor, the economic equivalent change shall be made to the rights of the Optionee.

8. If the Optionor shall on or before the Expiry Date pay any dividend pursuant to Section 3 of the Share Conditions, the Optionee shall be entitled to receive upon any Exercise thereafter (in addition to the number of Shares that the Optionee would have been entitled to receive on such Exercise if such dividend had not been paid) such additional number of fully paid and non-assessable Shares or other securities or property as would have been payable on the Shares that would have been issuable on such Exercise if they had been outstanding on the record date for the payment of such dividend, and the Optionor covenants and agrees that, in the event of the payment of any dividend payable as aforesaid, it will reserve and set aside a sufficient number of Shares or other securities or property in which any such dividend shall be payable to enable it to fulfil its obligations hereunder.

9. The Optionor covenants that it has duly reserved, set aside and conditionally allotted the Optioned Shares to and in favour of the Optionee, its successors and assigns, and that upon the exercise of this Option in accordance with the terms hereof, the Optioned Shares in respect of which the Optionee shall have duly taken up and paid for hereunder shall be duly issued and outstanding as fully paid and non-assessable.

10. No certificates representing fractional Shares, SOFO Common Shares or securities of any other entity shall be issued pursuant to the provisions of this Agreement, the Support Agreement or the Share Conditions. Such fractional interests shall not entitle the owner thereof to exercise any rights as a securityholder of the Optionor, the Parent, or another entity, as the case may be. In lieu of any such fractional securities, each person entitled to a fractional interest will receive, at the applicable time, an amount of cash (rounded to the nearest whole cent), without interest, equal to the value of the applicable security (as determined by the Board of Directors of the Parent or the Optionor acting in good faith) multiplied by such fractional interest.

11. The Parent hereby covenants and agrees to cause the Optionor from time to time to fulfil all of its duties and obligations under this Agreement.

12. The Optionee agrees to do all acts and execute all documents and other instruments as may be necessary or desirable to perform his obligations hereunder and to enter into any replacement agreement as may be necessary or desirable to allow the Parent, the Optionor or any Affiliate to fulfil its obligations under the Support Agreement, the Share Exchange Agreement and the Share Conditions, including pursuant to any merger, amalgamation, liquidation, dissolution or other reorganization permitted thereunder.

13. Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for or the Optionor to issue any Optioned Shares except those Shares in respect of which the Optionee shall have exercised his Option to purchase hereunder in the manner hereinbefore provided.

14.       Time shall be of the essence of this Agreement.

15. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        In the case of the Optionor or the Parent:    Copy to:
        -----------------------------------------     -------

        1617 Sherman Avenue                           James Stern
        Madison, WI 53704                             McBreen & Kopko
        U.S.A.                                        20 North Wacker Drive
        Attention: Ken Minor                          Suite 2520
        Telephone: (608) 204-8060                     Chicago, IL 60606, U.S.A.
        Facsimile: (608) 204-8807                     Telephone: (312) 332-6405
                                                      Facsimile: (312) 332-2657

        In the case of the Optionee:                  Copy to:
        ---------------------------                   -------

        53 Marsh Harbour                              J. A. Nixon
        Aurora, Ontario                               Loopstra Nixon LLP
        L4G 5Y7                                       135 Queens Plate Drive
        Telephone: (905) 713-3241                     Suite 600
                                                      Etobicoke, Ontario
                                                      M9W 6V7
                                                      Telephone: (416) 746-4710
                                                      Facsimile: (416) 746-8319

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

16. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario. The parties agree that the courts of the Province of Ontario will have exclusive jurisdiction to determine all disputes and claims arising under or pursuant to this Agreement.

17. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, administrators, personal representatives and assigns, provided that no interest in this Agreement may be assigned in whole or in part by the Optionee without the prior written consent of the Optionor.

          IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

SIGNED, SEALED AND DELIVERED  )     SONIC FOUNDRY (NOVA SCOTIA), INC.
     in the presence of:      )
                              )
                              )     Per:___________________________________
                              )          Authorized Signing Officer
                              )
                              )
                              )     _______________________________________
                              )     Dan McLellan
                              )
                              )
                              )     SONIC FOUNDRY, INC.
                              )
                              )
                              )     Per:___________________________________
                              )          Authorized Signing Officer
                              )

                                  SCHEDULE "A"

                Rights, Privileges, Conditions and Restrictions
                       of Non-Voting Exchangeable Shares